Exhibit 99.1

COMPANY LOGO

                                                         Citizens Communications
                                                         3 High Ridge Park
                                                         Stamford, CT 06905
                                                         203.614.5600
                                                         Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:

Financial Community:                          Media:
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com


         Citizens Communications Enters Into Agreement to Acquire 1.1 Million Telephone Access Lines From Global Crossing Ltd.


STAMFORD, Conn., July 12, 2000 - Citizens Communications (NYSE:CZN) announced today that it has entered into a definitive agreement to acquire Frontier's 1.1 million telephone access lines from Global Crossing Ltd. (NASDAQ:GBLX) for $3.65 billion in cash. Citizens and Global Crossing also entered into a strategic agreement under which Global Crossing will provide long distance services.

"This transaction takes Citizens another step closer to our goal to grow our service platform to 5 million access lines," said Leonard Tow, Citizens' chairman and chief executive officer. "These properties are an excellent complement to our existing businesses. Over 80% of the lines we are acquiring will add critical mass to our operating clusters in New York state and the Midwest, and will provide us with the economies of scale necessary for our drive toward significant EBITDA margin improvement. Along with acquisition agreements made in 1999 with GTE and US WEST, the Frontier acquisition will bring the number of access lines Citizens will serve to over 3 million."

A new $3.5 billion bank credit line has been arranged to fund this transaction. The transaction is subject to various state and federal regulatory approvals and is expected to be completed in the second half of 2001.

Citizens Communications provides telecommunications services to more than 1 million customers in 14 states. In 1999, Citizens agreed to purchase approximately 1 million additional access lines in 11 states. The first of these transactions, in Nebraska, closed on June 30; the remainder will continue to close throughout the next 12 months. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.